PayPal

Sign Up | Log In | Help

Welcome | Send Money | Request Money | Merchant Tools | Auction Tools

Member Log-In

Forgot your email address?
Forgot your password?

Email Address

Password

Log In

Join PayPal Today
Now over
71 million accounts
Sign Up Now

Learn more about
PayPal Worldwide


The Fast Safe Easy
Way to Pay
PayPal is the global leader in online payments. Find out more

Buyers

Send money to anyone with an email address in 45 countries.

PayPal is free to use.

Your information is kept secure.

Learn about sending payments through PayPal.

eBay Sellers

Free eBay tools make selling easier.

PayPal works hard to help protect sellers.

PayPal simplifies shipping and tracking.

Earn cashback with PayPal Preferred Rewards.

Merchants

Accept credit cards on your website using PayPal.

Compare our solutions to merchant accounts and gateways

Low fees make PayPal the affordable choice.

Learn why PayPal is good for business.

New!
Accept credit cards directly on your website.
Go

16 Ways to Promote Your E-Business
Download your free guide today

Enterprise Solutions
Learn more

What's New

16 Ways to Promote Your E-Business

Fight email fraud with the free SafetyBar

Protect yourself from fraudulent emails

Special offer to help you protect your identity

About | Accounts | Fees | Privacy | Security Center | Contact Us | User Agreement | Developers | Jobs | Buyer Credit | Referrals | Shops | Mass Pay

PayPal, an eBay company